SUNGAME CORPORATION
                         501 Silverside Road, Suite 105
                              Wilmington, DE 19809
                              Phone (310) 666-0051



                                October 30, 2009



Securities and Exchange Commission
Attn:  Jane Woo
100 F Street
Washington, DC 20549

Re:      SunGame Corporation
         File No. 333-158946
         Form S-1/A


Dear Ms Woo:

     In response to Staff comment letter dated August 26, 2009, SunGame Corporation acknowledges to the SEC that:

     1. The Company is responsible for the adequacy and accuracy of the disclosure in their filings;

     2. Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     3. The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

         We hope this satisfies your requirement.

                                               Sincerely,

                                               SUNGAME CORPORATION

                                               /s/ Guy M. Robert
                                               ---------------------------------
                                               Guy M. Robert
                                               President, CEO, CFO and Director